SCHEDULE 14A
(RULE 14A — 101)
INFORMATION REQUIRED
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )

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Parallel Petroleum Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP
PROPOSAL #1 — ELECTION OF DIRECTORS
GOVERNANCE OF THE COMPANY
EXECUTIVE OFFICERS
STOCK PERFORMANCE GRAPH
EXECUTIVE COMPENSATION
PROPOSAL #2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS

PARALLEL PETROLEUM CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
     Notice is hereby given that the Annual Meeting of Stockholders of Parallel Petroleum Corporation, or “Parallel”, will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, on Wednesday, June 21, 2006 at 10:00 a.m.
     We intend to present for your approval at this meeting:
•	the election of six Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	the ratification of the reappointment of BDO Seidman, LLP as independent auditors for 2006; and

•	the transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.
     If you were a holder of record of Parallel common stock at the close of business on May 5, 2006, you are entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas W. Ortloff
Secretary

May 17, 2006
YOUR VOTE IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE POSTAGE PAID ENVELOPE.

PARALLEL PETROLEUM CORPORATION
1004 N. Big Spring, Suite 400
Midland, Texas 79701
(432) 684-3727
PROXY STATEMENT

Solicitation of Proxies
     The accompanying proxy is solicited on behalf of the Board of Directors of Parallel for the Annual Meeting of Stockholders. The meeting will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, at 10:00 a.m. on Wednesday, June 21, 2006, for the purposes set forth in the accompanying Notice of Annual Meeting. The principal executive office of the Company is located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701.
     We will bear the cost of soliciting proxies. Proxies will be solicited primarily by mail, but may be supplemented by personal solicitation by officers, employees and Directors of Parallel. No additional compensation will be paid for their solicitation efforts.
     We are distributing the Notice of Annual Meeting of Stockholders, this Proxy Statement, Proxy form and Parallel’s 2005 Annual Report to stockholders on or about May 19, 2006.
Voting at the Annual Meeting
     The close of business on May 5, 2006 has been fixed by the Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. At that date, Parallel had issued and outstanding 34,916,545 shares of voting common stock.
     Holders of common stock are entitled to vote on all matters properly brought before the meeting, including the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. Each share of common stock you own entitles you to one vote. Cumulative voting is not permitted.
     Where the stockholder is not the record holder, such as where shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.
     In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1004 N. Big Spring, Suite 400, Midland, Texas 79701, between the hours of 9 a.m. and 4 p.m.
     Your Board strongly encourages you to exercise your right to vote. Voting early helps ensure that Parallel receives a quorum of shares necessary to hold the Annual Meeting without incurring additional expense and delay.

Quorum and Voting Requirements
     The presence of a majority of the outstanding shares of common stock, whether in person or by proxy, constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.
     Directors will be elected by a plurality of votes cast. A plurality means that the individuals who receive the most votes are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.
     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the ratification of the selection by the Audit Committee of BDO Seidman, LLP as Parallel’s independent auditors for 2006.
     Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter. An abstention from voting on a matter (other than the election of Directors) or a proxy instructing that a vote be withheld has the same effect as a vote against the matter since it is one less vote for approval.
     Broker non-votes on one or more matters will have no impact on such matters since they are treated as not being entitled to vote on the matters and, therefore, are not counted for purposes of determining whether a proposal has been approved. A broker non-vote occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How to Revoke Your Proxy
     You may revoke a proxy at any time before it is voted. You can do this by:
•	delivering a later dated proxy;

•	by notifying the Secretary in writing specifically revoking the proxy; or

•	by voting in person at the meeting.
     If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote in person at the meeting.
     If you do not make any specification on the proxy, your shares will be voted in accordance with the recommendation of the Board of Directors as stated herein, or at the discretion of the named proxies with regard to any other matter that may properly come before the Annual Meeting or any adjournment thereof.

Board Recommendations
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:
•	FOR the proposal to elect the six nominated Directors, as set forth on page 6 of this Proxy Statement; and

•	FOR the proposal to ratify the reappointment of BDO Seidman, LLP as independent auditors for 2006, as set forth on page 36 of this Proxy Statement.
     With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Parallel. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.
Selection of Nominees for Director
     Each of the six nominees was approved for our slate of directors by our Corporate Governance and Nominating Committee. Two of the nominees, Thomas R. Cambridge and Larry C. Oldham, are executive officers of Parallel. Mr. Cambridge and Mr. Oldham were elected by our stockholders as directors at last year’s annual meeting and are standing for re-election. The other four nominees were also elected as directors at last year’s annual meeting and are also standing for re-election.
Conduct of the Meeting
     In order to ensure that the annual meeting is conducted in an orderly fashion and that stockholders wishing to speak at the meeting have a fair opportunity to speak, we will have an agenda and certain guidelines and rules for the conduct of the meeting.
     The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.
STOCK OWNERSHIP
     The table on the following page shows information as of May 5, 2006 about the beneficial ownership of common stock by: (1) each person known by us to own beneficially more than five percent of our outstanding common stock; (2) the executive officers named in the Summary Compensation Table on page 19 of this Proxy Statement; (3) each Director and nominee for Director of Parallel; and (4) all of our executive officers and Directors (and nominees) as a group.

Name and Address	Amount and Nature	Percent
of	of	of
Beneficial Owner	Beneficial Ownership (1)	Class(2)
Thomas R. Cambridge 2201 Civic Circle, Suite 216 Amarillo, Texas 79109	1,041,545(3)	2.96%
Dewayne E. Chitwood 400 Pine St., Suite 700 Abilene, Texas 79601	1,374,894(4)	3.93%
Larry C. Oldham 1004 N. Big Spring, Suite 400 Midland, Texas 79701	889,590(5)	2.54%
Martin B. Oring 10817 Grande Blvd. West Palm Beach, Florida 33417	227,308(6)	*
Ray M. Poage 4711 Meandering Way Colleyville, Texas 76034	78,189(7)	*
Jeffrey G. Shrader 801 S. Filmore, Suite 600 Amarillo, Texas 79105	133,121	*
Eric A. Bayley 1004 N. Big Spring, Suite 400 Midland, Texas 79701	203,490(8)	*
John S. Rutherford 1004 N. Big Spring, Suite 400 Midland, Texas 79701	166,300(9)	*
Donald E. Tiffin 1004 N. Big Spring, Suite 400 Midland, Texas 79701	63,265(10)	*
Steven D. Foster 1004 N. Big Spring, Suite 400 Midland, Texas 79701	46,000(11)	*
All Executive Officers, Directors and Nominees as a Group (10 persons)	4,223,702(12)	11.60%

*	Less than one percent.

(1)	Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers.

(2)	Securities not outstanding, but included in the beneficial ownership of each such person, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Shares of common stock that may be acquired within sixty days of May 5, 2006 upon exercise of outstanding stock options and warrants are deemed to be outstanding.

(3)	Includes 741,545 shares of common stock held indirectly through Cambridge Collateral Services, Ltd., a limited partnership of which Mr. Cambridge and his wife are the general partners. Also included are 300,000 shares of common stock underlying presently exercisable stock options held by Mr. Cambridge.

(4)	Includes 1,246,773 shares of common stock held directly by Wes-Tex Drilling Company, L.P., a limited partnership. In his capacity as president, chief executive officer and a manager of Wes-Tex Holdings, LLC, the general partner of Wes-Tex Drilling Company, L.P., Mr. Chitwood may be deemed to have shared voting and investment powers with respect to such shares. Also included are 20,000 shares of common stock held by the Estate of Myrle Greathouse (the “Estate”). Mr. Chitwood is the executor (but not a beneficiary) of the Estate and, in his capacity as executor, Mr. Chitwood may also be deemed to have shared voting and investment powers with respect to the shares of common stock beneficially owned by the Estate. However, Mr. Chitwood disclaims beneficial ownership of all shares of common stock held by Wes-Tex Drilling Company, L.P. and the Estate. Also included are 100,000 shares of common stock underlying presently exercisable stock options held by Mr. Chitwood.

(5)	Includes 400,000 shares of common stock held indirectly through Oldham Properties, Ltd., a limited partnership. Also included are 46,000 shares of common stock underlying presently exercisable stock options held by Mr. Oldham.

(6)	Of the total number of shares shown, 24,000 shares are held directly by Mr. Oring’s wife; 100,000 shares may be acquired by Mr. Oring upon exercise of stock options held by Mr. Oring; and 95,187 shares may be acquired upon exercise of a stock purchase warrant.

(7)	Includes 50,000 shares that may be acquired upon exercise of a presently exercisable stock option.

(8)	Includes 100,000 shares of common stock underlying presently exercisable stock options. A total of 6,790 shares of common stock are held indirectly by Mr. Bayley through individual retirement accounts and Parallel’s 408(k) Plan.

(9)	Includes 93,750 shares of common stock underlying presently exercisable stock options. Also included are 7,550 shares held indirectly by Mr. Rutherford through his 408(k) Plan.

(10)	Of the total number of shares shown, 9,350 shares are held indirectly through Mr. Tiffin’s individual retirement account.

(11)	Includes 400 shares of common stock held by Mr. Foster’s wife and 9,000 shares held in his 408(k) Plan.

(12)	Includes 1,483,937 shares of common stock underlying stock options and warrants that are presently exercisable or that become exercisable within sixty days.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Parallel’s Directors and officers to file periodic reports with the Securities and Exchange Commission. These reports show the Directors’ and officers’ ownership, and the changes in ownership, of Parallel’s common stock and other equity securities. To our knowledge, all Section 16(a) filing requirements were complied with during 2005.

PROPOSAL #1 — ELECTION OF DIRECTORS
     Our Directors are elected annually by our stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. The number of directors comprising the whole Board is determined by the Board of Directors.
     Our six nominees for Directors are Thomas R. Cambridge, Dewayne E. Chitwood, Larry C. Oldham, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader, all of whom were elected as Directors at the last annual meeting of stockholders. All nominees have consented to serve as Directors if elected at the Annual Meeting. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. We do not know of any reason why any nominee will become unavailable. Shares represented by the accompanying form of proxy will be voted for the election of the six nominees named below unless other instructions are shown on the proxy card.
     Your Board of Directors recommends a vote FOR the following six nominees for election as Directors at the Annual Meeting.

		Director
Nominee	Age	Since	Position with Company
Thomas R. Cambridge(1)	70	1985	Chairman of the Board of Directors

Larry C. Oldham(1)	52	1979	Director, President and Chief Executive Officer

Dewayne E. Chitwood(2)(3)(4)	69	2000	Director

Martin B. Oring(1)(2)(3)(4)	60	2001	Director

Ray M. Poage(1)(2)(3)(4)	58	2003	Director

Jeffrey G. Shrader(1)(2)(4)	55	2001	Director

(1)	Member of Hedging and Acquisitions Committee.

(2)	Member of Compensation Committee.

(3)	Member of Audit Committee.

(4)	Member of Corporate Governance and Nominating Committee.
     Mr. Cambridge is an independent petroleum geologist engaged in the exploration for, development and production of oil and natural gas. From 1970 until 1990, his activities were carried out primarily through Cambridge & Nail Partnership. Since 1990, Mr. Cambridge’s oil and gas activities have been carried out through Cambridge Production, Inc. and Cambridge Partnership, Ltd. Mr. Cambridge has served as a Director of Parallel since February 1985; as President during the period from October 1985 to October 1994; and as Chairman of the Board of Directors and Chief Executive Officer from 1987 until January 1, 2004 when Mr. Oldham became the Chief Executive Officer.

     Mr. Oldham is a founder of Parallel and has served as an officer and Director since its formation in 1979. Mr. Oldham became President of Parallel in October 1994, and served as Executive Vice President prior to that time. Effective January 1, 2004, Mr. Oldham replaced Mr. Cambridge as Chief Executive Officer. Mr. Oldham received a Bachelor of Business Administration degree from West Texas State University in 1975.
     Mr. Chitwood is president, chief executive officer and a manager of Wes-Tex Holdings, LLC, the general partner of Wes-Tex Drilling Company, L.P., a partnership engaged in oil and natural gas exploration and production. During the five-year period preceding Mr. Chitwood’s association with Wes-Tex in 1997, he was an owner and founder of CBS Insurance L.P., a general insurance agency.
     Mr. Oring is the owner and managing member of Wealth Preservation, LLC, a financial counseling firm founded by Mr. Oring in January 2001. From 1998 to December 2000, Mr. Oring was Managing Director Executive Services of Prudential Securities Incorporated, and from 1996 to 1998, Mr. Oring was Managing Director Capital Markets of Prudential Securities Incorporated. From 1989 to 1996, Mr. Oring was Manager of Capital Planning for The Chase Manhattan Corporation. Mr. Oring is Chairman of the Hedging and Acquisitions Committee of the Board of Directors of Parallel.
     Mr. Poage was a partner in KPMG LLP from 1980 to June 2002 when he retired. Mr. Poage’s responsibilities included supervising and managing both audit and tax professionals and providing services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and natural gas industry. Mr. Poage is Chairman of the Audit Committee of the Board of Directors of Parallel.
     Mr. Shrader has been a shareholder in the law firm of Sprouse Shrader Smith, Amarillo, Texas, since January 1993. He has also served as a director of Hastings Entertainment, Inc. since 1992. Mr. Shrader is the Chairman of the Compensation Committee of the Board of Directors.
GOVERNANCE OF THE COMPANY
     Under the Delaware General Corporation Law and our bylaws, Parallel’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of Parallel’s business through discussions with the Chairman of the Board, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have six members of the Board, all of whom are standing for re-election at the Annual Meeting. The Board has determined that all of the Directors, other than Mr. Cambridge and Mr. Oldham, are “independent” for the purposes of NASD Rule 4200(a)(15). The Board based these determinations primarily on responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions among the Directors.
     The Board of Directors held twenty-three meetings in 2005. Each Director attended 100% of the meetings held during the period in which he was a Director. Our independent Directors met alone twice in executive sessions in 2005.
     The Board has four standing committees:
•	the Audit Committee;

•	the Corporate Governance and Nominating Committee;

•	the Compensation Committee; and

•	the Hedging and Acquisitions Committee.
Audit Committee
     The Audit Committee reviews the results of the annual audit of our consolidated financial statements and recommendations of the independent auditors with respect to our accounting practices, policies and procedures. As prescribed by our Audit Committee charter, the Audit Committee is also responsible for overseeing management’s conduct of our financial reporting process, our systems of internal accounting and financial controls, and the independent audit of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the auditors.
     The Audit Committee operates under a charter, which can be viewed on our website at www.plll.com. The Audit Committee reviews the charter annually to ensure that it meets the listing standards for issuers with securities listed for trading on The Nasdaq Stock Market. The charter specifies that the Audit Committee will have at least three members, comprised solely of independent directors.
     The Audit Committee of the Board of Directors presently consists of three directors, all of whom have no financial or personal ties to Parallel (other than director compensation and equity ownership as described in this Proxy Statement) and meet the Nasdaq listing standards for independence. The Board of Directors has determined that at least one member of the Audit Committee, Ray M. Poage, meets the criteria of an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K, and is independent for purposes of Nasdaq listing standards and Section 10A (m)(3) of the Securities Exchange Act of 1934, as amended. Mr. Poage’s background and experience includes service as a partner of KPMG LLP where Mr. Poage participated extensively in accounting, auditing and tax matters related to the oil and natural gas business.
     During 2005, the members of the Audit Committee were and continue to be Messrs. Poage (Chairman), Chitwood and Oring.
     Ten meetings of the Audit Committee were held in 2005. Each member of the Audit Committee attended all of the meetings.
     In January 2006, the Audit Committee reviewed its charter and conducted an annual self-evaluation of its performance and reviewed and considered the transactions described under “Certain Relationships and Related Transactions” beginning on page 34 of this Proxy Statement.
Corporate Governance and Nominating Committee
     The functions of the Corporate Governance and Nominating Committee include recommending to the Board of Directors nominees for election as directors of Parallel, and making recommendations to the Board of Directors from time to time as to matters of corporate governance. The members of the Corporate Governance and Nominating Committee in 2005 were Dewayne E. Chitwood, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader (Chairman), all of whom meet the Nasdaq listing standards for independence. These Directors continue to serve on the Corporate Governance and Nominating

Committee. The charter authorizes the Committee to retain search firms to assist it in identifying qualified Director candidates. However, a search firm has not been retained to date and all of the Director candidates for 2006 are currently members of the Board. The charter for the Corporate Governance and Nominating Committee can be viewed on our website at www.plll.com.
     Although no director candidates were recommended by stockholders during the past year, the committee will consider candidates for Director suggested by stockholders. The Committee has not developed or specified any particular differences in the manner in which it would evaluate a nominee for Director based on whether the nominee is recommended by a stockholder. Stockholders wishing to suggest a candidate for Director should write to any one of the members of the committee at his address shown on page 4 of this Proxy Statement. Suggestions should include:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•	the name of and contact information for the candidate;

•	a statement of the candidate’s age, business and educational experience;

•	information sufficient to enable the committee to evaluate the candidate;

•	a statement detailing any relationship between the candidate and any joint interest owner, customer, supplier or competitor of Parallel;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
     It is the Board’s policy that Directors may not serve concurrently on more than three public company boards. It is also the Board’s policy that a non-employee Director may not stand for re-election at the annual meeting of stockholders following the date on which he or she attains age 72.
     Under our bylaws, nominations for director may be made only by the Board of Directors or a Board of Directors Committee, or by a stockholder entitled to vote who delivers timely notice along with the additional information and materials required by the bylaws to our corporate Secretary. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by a stockholder must be received not later than the tenth day after the day on which the notice of the date of the meeting was mailed or public disclosure was made. You can obtain a copy of our bylaws by writing to the corporate Secretary, 1004 N. Big Spring, Suite 400, Midland, Texas 79701. A copy of our bylaws can be viewed on our website at www.plll.com.
     One meeting of the Corporate Governance and Nominating Committee was held in 2005. All members of the Committee were present.

Compensation Committee
     The Compensation Committee determines Parallel’s compensation policies and has the responsibility of reviewing and determining the compensation and terms of benefit arrangements with Parallel’s officers and the making of awards under such arrangements. The members of the Compensation Committee during 2005 were Dewayne E. Chitwood, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader (Chairman). Messrs. Chitwood, Oring, Poage and Shrader continue to serve as members of the Compensation Committee. All members of the Compensation Committee are independent under current Nasdaq listing standards. The charter for the Compensation Committee can be viewed on our website at www.plll.com.
     Eight meetings of the Compensation Committee were held in 2005. Each member of the Compensation Committee attended all of the meetings held during 2005.
Hedging and Acquisitions Committee
     The Hedging and Acquisitions Committee presently consists of five Directors, including Mr. Cambridge, Mr. Oldham, Mr. Poage, Mr. Shrader and Mr. Oring (Chairman). With respect to hedging, the committee reviews, assists and advises management on overall risk management strategies and techniques, with the objective of implementing prudent commodity and interest rate hedging arrangements, and monitors our compliance with certain covenants in our revolving credit facility. The Hedging and Acquisitions Committee also reviews with management oil and gas acquisition opportunities, and consults with members of management to review plans and strategies for pursing acquisitions. The Hedging and Acquisitions Committee does not have a separate charter.
     Six meetings of the Hedging and Acquisitions Committee were held during 2005. Each member of the Hedging and Acquisitions Committee attended all meetings held during 2005.
Code of Ethics
     The Board has adopted a code of ethics which applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and all other financial officers and executives. You may review the code of ethics on our website at www.plll.com. We will provide without charge to each person, upon written or oral request, a copy of our code of ethics. Requests should be directed to:
Manager of Investor Relations
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Telephone: (432) 684-3727
Stockholder Communications with Directors
     Parallel stockholders who want to communicate with any individual Director can write to that Director at his address shown on page 4 of this Proxy Statement under the caption “Stock Ownership”.
     Your letter should indicate that you are a Parallel stockholder. Depending on the subject matter, the Director will:

•	if you request, forward the communication to the other Directors;

•	request that management handle the inquiry directly, for example where it is a request for information about Parallel or it is a stock-related matter; or

•	not forward the communication to the other Directors or management if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
Director Attendance at Annual Meetings
     We typically schedule a Board meeting in conjunction with our annual meeting of stockholders. Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or a schedule conflict. Last year, all six of the individuals then serving as Director attended our annual meeting of stockholders.
Report of the Audit Committee
     The Audit Committee of our Board of Directors is comprised of the three Directors named below.
     The Audit Committee reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the financial statements and the overall reporting process. In addition, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented.
     The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors the issue of its independence from Parallel.
     The Audit Committee also heard the report of the independent auditors regarding certain critical accounting policies and practices used by Parallel and alternative treatments, and received copies of material written communications between the independent auditors and Parallel.
     Based on the Audit Committee’s review of the audited financial statements and in reliance on its discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in Parallel’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.
     The foregoing report is provided by the following independent Directors, who constitute the Audit Committee.
Ray M. Poage (Chairman)
Dewayne E. Chitwood
Martin B. Oring

Principal Accountant Information
     Resignation of KPMG LLP
     On December 4, 2003, we received written notice from KPMG LLP confirming that the client-auditor relationship between Parallel and KPMG had ceased as of December 2, 2003. KPMG resigned due to an independence issue arising from retirement benefits paid to Ray M. Poage, a former partner of KPMG who is also a Director of Parallel. For the period from April 28, 2003 to December 2, 2003, Mr. Poage received eight monthly retirement payments from KPMG, each in the amount of $856.26.
     KPMG’s audit reports on our financial statements for the two fiscal years ended December 31, 2001 and December 31, 2002 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
     During the two fiscal years ended December 31, 2001 and December 31, 2002 and the period from January 1, 2003 through December 2, 2003, there were no disagreements between Parallel and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG would have caused it to make reference to the subject matter of the disagreement in connection with its report on the consolidated financial statements for that period, nor have there been any reportable events as defined under Item 304(a)(1)(v) of Regulation S-K during such period.
     We provided KPMG with a copy of our Current Report on Form 8-K, dated December 2, 2003 and filed with the SEC on December 9, 2003, reporting KPMG’s resignation. We requested that KPMG furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements we made in our Form 8-K Report and, if not, stating the respects in which it did not agree. KPMG’s letter, filed as an exhibit to the Form 8-K Report, expressed agreement with our statements.
     Engagement of BDO Seidman, LLP
     Effective January 20, 2004, we engaged BDO Seidman, LLP as the principal accountant to audit our consolidated financial statements. The decision to engage BDO Seidman was recommended and approved by the Audit Committee of our Board of Directors.
     During the two fiscal years ended December 31, 2001 and December 31, 2002 and during any subsequent interim period, BDO Seidman was not engaged as either the principal accountant to audit our consolidated financial statements or as an independent accountant to audit a significant subsidiary and on whom the principal accountant was expected to express reliance on its report. In addition, during the two most recent fiscal years and during any subsequent interim period prior to engaging BDO Seidman, neither we, nor anyone on our behalf consulted BDO Seidman regarding (a) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report was provided to us and no oral advice was provided to us by BDO Seidman which was considered by us in reaching a decision as to the accounting, auditing or financial reporting issues; and (b) there was no matter that was a subject of disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K, or a reportable event, as described in paragraph 304(a)(1)(v) of Regulation S-K.

     Audit Fees
     BDO Seidman, LLP audited our consolidated financial statements for the years ended December 31, 2005 and December 31, 2004.
     The aggregate fees for professional services rendered by BDO in 2005 and 2004 were:

	BDO
Type of Fees	2005		2004
	(dollars in thousands)
Audit fees	$383	(1)	$564	(2)
Audit-related fees	—		—
Tax fees	—		—
All other fees	—		—

Total	$383		$564

(1)	Such amount includes $160,000 for professional services in connection with the audit of the internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. This amount includes associated expenses in the amount of approximately $20,000.

(2)	Such amount includes $320,000 for professional services in connection with the audit of the internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. This amount includes associated expenses in the amount of approximately $41,000.
     We retained a third party to assist our management in our Sarbanes-Oxley 404 readiness and assessment of internal control over financial reporting. Their aggregate fees for services provided in connection with the internal control over financial reporting for 2005 and 2004 were approximately $85,000 and $338,000, respectively, including associated expenses.
     In the above table, “audit fees” are fees we paid for professional services for the audit of our consolidated financial statements included in our Form 10-K Report and for the review of consolidated financial statements included in our Form 10-Q Reports, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work. “Audit-related fees” are fees billed for assurance and related services (such as due diligence services) that are reasonably related to the performance of the audit or review of our consolidated financial statements. “Tax fees” are fees for tax compliance, advice and planning, and “all other fees” are fees billed to Parallel for any services not included in the first three categories.
     It is estimated that personnel other than full time permanent employees of BDO performed 70% of the total hours expended to audit our consolidated financial statements.
     Pre-approval Policies and Procedures
     The Audit Committee had not, as of the time of mailing this Proxy Statement, adopted policies and procedures for pre-approving audit or permissible non-audit services performed by our independent auditors. Instead, the Audit Committee as a whole has pre-approved all such services. In the future, our Audit Committee may approve the services of our independent auditors pursuant to pre-approval policies and procedures adopted by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Parallel’s management.
EXECUTIVE OFFICERS
     Our executive officers are appointed annually by the Board of Directors to serve at the Board’s discretion and until his or her successor is duly appointed.
     There are no family relationships between any of Parallel’s directors or officers.
     Biographical information for Mr. Cambridge and Mr. Oldham, our executive officers who are also nominees for Director, is included above under “Proposal #1 — Election of Directors” on page 6. Set forth below is biographical information regarding our other executive officers at the date of this Proxy Statement.
     Donald E. Tiffin, 48, served as Vice President of Business Development from June 2002 until January 1, 2004 when he became the Chief Operating Officer. From August 1999 until May 2002, Mr. Tiffin served as General Manager of First Permian, L.P. and from July 1993 to July 1999, Mr. Tiffin was the Drilling and Production Manager in the Midland, Texas office of Fina Oil and Chemical Company. Mr. Tiffin graduated from the University of Oklahoma in 1979 with a Bachelor of Science degree in Petroleum Engineering.
     Eric A. Bayley, 57, has been Vice President of Corporate Engineering since July 2001. From October 1993 until July 2001, Mr. Bayley was employed by Parallel as Manager of Engineering. From December 1990 to October 1993, Mr. Bayley was an independent consulting engineer and devoted substantially all of his time to Parallel. Mr. Bayley graduated from Texas A&M University in 1978 with a Bachelor of Science degree in Petroleum Engineering. He graduated from the University of Texas of the Permian Basin in 1984 with a Master’s of Business Administration degree.
     John S. Rutherford, 46, has been Vice President of Land and Administration of Parallel since July 2001. From October 1993 until July 2001, Mr. Rutherford was employed as Manager of Land/Administration. From May 1991 to October 1993, Mr. Rutherford served as a consultant to Parallel, devoting substantially all of his time to Parallel’s business. Mr. Rutherford graduated from Oral Roberts University in 1982 with a degree in Education, and in 1986 he graduated from Baylor University with a Master’s degree in Business Administration.
     Steven D. Foster, 50, has been the Chief Financial Officer of Parallel since June 2002. From November 2000 to May 2002, Mr. Foster was the Controller and Assistant Secretary of First Permian, L.P. and from September 1997 to November 2000, he was employed by Pioneer Natural Resources, USA in the capacities of Director of Revenue Accounting and Manager of Joint Interest Accounting. Mr. Foster graduated from Texas Tech University in 1977 with a Bachelor of Business Administration degree in accounting. He is a certified public accountant.

STOCK PERFORMANCE GRAPH
Comparison of Five-Year Cumulative Total Returns
     The indexes in the performance graph compare the annual cumulative total stockholder return on Parallel’s common stock with the cumulative total return of The Nasdaq Stock Market (U.S.) Index and a peer group index comprised of 57 U.S. companies engaged in crude oil and natural gas operations, based on an SIC Code Index for crude petroleum and natural gas companies, whose stocks were traded on Nasdaq during the five-year period ended December 31, 2005. The SIC Code Index is published by the Center for Research in Security Prices of the University of Chicago Graduate School of Business. The table assumes that the value of an investment in Parallel’s common stock and each index was $100 at the end of 2000 and that all dividends were reinvested.

Symbol	Total Returns Index for:	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
▲	Parallel Petroleum Corporation	100.0	83.4	71.9	114.1	141.4	446.2
«	Nasdaq Stock Market (US Companies)	100.0	79.3	54.8	82.0	89.2	91.1
■	NASDAQ Stocks (SIC 1310-1319 US Companies) Crude Petroleum and Natural Gas	100.0	74.9	74.4	131.4	204.0	314.7

EXECUTIVE COMPENSATION
Report of the Compensation Committee
     Our Committee is responsible for formulating and administering the overall compensation principles and plans for Parallel. This includes establishing the compensation paid to our officers, administering our stock option plans and, generally, reviewing our compensation programs at least annually. None of the members of the Compensation Committee are current or former employees of Parallel or any of its subsidiaries.
     The Committee meets in executive sessions when discussing compensation matters.
     We discuss below the policies and principles we followed last year for compensating our executive officers.
     Goals and Objectives
     Creating value for our stockholders is the primary objective of Parallel’s Board. Our Committee supports this objective by establishing compensation arrangements that we believe will attract and retain qualified executives. At the same time, we are mindful of, and try to balance our executive compensation arrangements with, the interests and concerns of stockholders. We try to emphasize compensation arrangements that we believe will (1) motivate and retain talented individuals and reward performance, (2) provide long term-performance incentives, (3) encourage the application of prudent decision making processes in an industry marked by volatility and high risk and (4) maintain the alignment of management’s interests with the interests of Parallel stockholders. The Committee’s compensation recommendations and decisions for 2005 are reflective of the Committee’s increased emphasis on longer term incentives.
     Compensation Components
     Our judgments regarding executive compensation are primarily based upon our assessment of each executive officer’s leadership, performance, individual contributions to Parallel’s business and potential to enhance stockholder value. We rely upon judgment, not upon rigid guidelines or formulas, or short term changes in our stock price, in determining the amount and mix of compensation elements for each executive officer. In reviewing the overall compensation of our officers, we consider the following components of executive compensation:
•	base salaries;

•	stock option grants;

•	cash bonuses;

•	insurance plans;

•	contributions by Parallel to the 401(k) retirement plan;

•	long-term equity based cash incentive plans; and

•	perquisites provided by Parallel to our executive officers.
     Evaluation Factors
     As we have done in the past, our evaluation of compensation paid to our officers in 2005 was based upon the following factors, several of which we consider in the context of Parallel alone and by comparison with peer companies:
•	Parallel’s oil and gas reserves, production volumes and cash flows;

•	the market value of Parallel’s common stock;

•	the extent to which the officers have been successful in finding and creating opportunities for Parallel to participate in acquisition, exploitation and drilling ventures having quality prospects;

•	the ability of our officers to formulate and maintain sound budgets for our business activities;

•	the overall financial condition of Parallel;

•	comparing the compensation packages of our officers with the compensation packages of officers of other companies similar to Parallel;

•	the individual performance, leadership, business knowledge and level of responsibility of our officers; and

•	the effectiveness of our compensation packages in motivating officers to remain in Parallel’s employment.
     We have not assigned relative weights or rankings to these factors. Instead, we make subjective determinations based upon a consideration of all of these factors. None of our executives have employment agreements with Parallel.
     Our Committee has the authority to retain, at Parallel’s expense, compensation consultants. Utilizing this authority, in 2004 and again in 2005, our Committee engaged the services of an independent compensation consultant. Utilizing data provided to us by the consultant, as well as other energy compensation data published and made available to the public by the consultant, we reviewed the overall compensation of our executives with the compensation of the executives of a peer group of seventeen other companies engaged in the exploration for and production of oil and natural gas. Our peer group was selected primarily on the basis of similarity of revenue and market capitalization of Parallel and the peer companies. Our review included comparisons of pay data for comparable executive positions and compensation components used by the peer group. We also relied, as we have in the past, on our general knowledge and experience in the oil and natural gas industry, focusing on a subjective analysis of each of our executive’s contributions to Parallel’s overall performance. While specific performance levels or “benchmarks” are not used to establish salaries, cash bonuses or grant stock options, we do take into account historic comparisons of Parallel’s performance. Over the last several years, the Committee has shifted its emphasis from using stock options as a long-term incentive to equity based cash awards, such as the potential awards that may be made in the future under our Incentive and Retention Plan that is described in detail on page 23 of this Proxy Statement. We have not granted stock options to any of our executive officers in the last four years.
     Annual cash bonuses are viewed by the Committee as supplemental short-term awards in recognition of the overall performance and efforts made by our executives during a particular year. Cash bonuses are based on a subjective determination of amounts we deem sufficient to reward our executives and remain competitive within our geographic environment. On the other hand, we believe the Incentive and Retention Plan provides long-term incentives in the form of equity based cash compensation opportunities. By combining what we consider to be a reasonable balance between short-term and long- term incentives, the Committee seeks to achieve the goals of attracting and retaining qualified executives and at the same time tying long-term compensation opportunities to improved market performance of Parallel’s stock, which benefits all stockholders as well as our executives.
     As described on pages 23 and 24 of this Proxy Statement, Parallel’s Incentive and Retention Plan was amended by adding 400,000 additional base shares to the plan. The Compensation Committee approved and recommended the amendment to the full Board of Directors in August 2005. The amendment was made in our recognition of the significant achievements made by Parallel in 2005 under the leadership of our executives. As an example, management was instrumental in completing a successful offering of shares of our common stock in February 2005. Between the completion of our offering and the time we recommended amending the plan, the price of our stock more than doubled. The efforts and performance of our executive officers during this same period were validated by increases in Parallel’s production, reserves, cash flows and the overall expansion of acquisition, exploitation and drilling activities. In addition to the Committee’s recognition of the advances made by the Company in 2005, the Committee also gave particular emphasis to one additional factor — retention of management. The oil and gas industry in our specific area of operations has experienced, and continues to experience, significant increases in leasing, acquisitions, drilling and development activities. This activity has resulted in significant management turnover within the areas we operate, largely because of greater compensation packages and incentives being offered by our competitors. Our Committee believes that increasing the potential long-term rewards to our executives under the Incentive and Retention Plan provides the necessary incentive for our executives to remain employed by, and diligently pursue the goals of, Parallel. Since adopting the plan, none of our officers have left our employment. In November 2005, we addressed the short-term incentives provided to our executives in the form of annual cash compensation and cash bonuses. Utilizing the same criteria we considered earlier in the year, in November 2005 we awarded cash bonuses and increased the annual base salaries of all of our executive officers.
     CEO Compensation
     In addition to using substantially the same criteria utilized to determine compensation for our other executive officers, our analysis and evaluation of the compensation of Larry C. Oldham, our Chief Executive Officer, also focused on his ability to accelerate and pursue Parallel’s capital projects within specified time frameworks, the increase in the market value of Parallel’s common stock and his leadership abilities. In April 2005, the Committee awarded Mr. Oldham a $25,000 cash bonus in recognition of his leadership in accelerating Parallel’s development and exploitation activities and the completion of Parallel’s stock offering in February 2005. When reviewing Mr. Oldham’s salary, the Committee included in its determination information comparing Mr. Oldham’s salary to the salaries received by other chief executive officers of the peer group survey. In November 2005, the Committee approved an increase in Mr. Oldham’s annual salary from $275,000 to $300,000 and a cash bonus in the amount of $175,000. In establishing Mr. Oldham’s compensation, as well as our other executive officers, we also took into account the long-term incentives available to Mr. Oldham through the cash award that he could potentially realize under the Incentive and Retention Plan, based on the hypothetical occurrence of different corporate events that would trigger an award under the plan.
     Limit on Deductibility of Certain Compensation
     Provisions of the Internal Revenue Code that restrict the deductibility of certain compensation over one million dollars per year have not been a factor in our considerations or recommendations.

Jeffrey G. Shrader (Chairman)	Martin B. Oring
Dewayne E. Chitwood	Ray M. Poage

     Summary of Annual Compensation
     The table below shows a summary of the types and amounts of compensation paid for the last three fiscal years to Mr. Cambridge, our Chairman of the Board, and to Mr. Oldham, our President and Chief Executive Officer. The table also includes a summary of the types and amounts of compensation paid to our other four executive officers for the years indicated.
Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
				Other					All
				Annual		Restricted	Securities		Other
Name and				Compen-		Stock	Underlying	LTIP	Compen-
Principal Position		Salary	Bonus	sation		Awards	Options/	Payouts	sation
During 2005(1)	Year	($)	($)	($)(2)		($)	SAR(#)	($)	($)
T.R. Cambridge	2005	$120,000	$60,000	$0		0	0	0	$0
Chairman of the	2004	$110,000	$10,000	$0		0	0	0	$0
Board	2003	$110,000	$25,000	$0		0	0	0	$0

L. C. Oldham	2005	$275,000	$201,525	$35,381	(3)	0	0	0	$16,500	(4)
President, Chief	2004	$250,000	$11,019	$27,183		0	0	0	$15,000
Executive Officer	2003	$191,000	$61,391	$22,802		0	0	0	$11,460
and Director

D. E. Tiffin	2005	$241,667	$138,917	$24,522	(5)	0	0	0	$14,500	(6)
Chief Operating	2004	$220,000	$10,015	$23,560		0	0	0	$13,560
Officer	2003	$171,140	$44,391	$17,464		0	0	0	$10,268

E. A. Bayley	2005	$153,667	$51,417	$21,478	(7)	0	0	0	$9,220	(8)
Vice President	2004	$140,000	$7,101	$24,500		0	0	0	$8,400
of Corporate	2003	$110,000	$23,391	$16,470		0	0	0	$6,600
Engineering

J. S. Rutherford	2005	$153,667	$51,417	$22,525	(9)	0	0	0	$9,220	(10)
Vice President	2004	$140,000	$7,062	$23,357		0	0	0	$8,400
of Land and	2003	$110,000	$23,391	$15,763		0	0	0	$6,600
Administration

S. D. Foster	2005	$154,542	$76,417	$28,182	(11)	0	0	0	$9,273	(12)
Chief Financial	2004	$140,000	$7,033	$27,983		0	0	0	$8,760
Officer

(1)	Mr. Cambridge’s position as Chief Executive Officer ceased on January 1, 2004 when Mr. Oldham became Chief Executive Officer.

(2)	Under rules of the Securities and Exchange Commission, the dollar value of perquisites and personal benefits may be excluded from this column if the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officers. However, we have identified the following amounts for the years indicated:

		Mr.		Mr.	Mr.	Mr.	Mr.	Mr.
		Cambridge		Oldham	Tiffin	Bayley	Rutherford	Foster
Personal use of club memberships(a)	2005		$—	$—	$—	$—	$2,150	$2,501
	2004		$—	$—	$—	$113	$3,672	$4,407

Personal use of company car(b)	2005		$—	$3,338	$—	$4,075	$2,544	$—
	2004	$		$2,507	$	$6,189	$3,107	$—

Car allowance	2005		$—	$—	$6,000	$—	$—	$6,000
	2004	$		$—	$6,000	$	$—	$6,000

Personal income tax preparation and financial	2005		$—	$—	$—	$—	$—	$—
planning services	2004		$—	$3,588	$—	$—	$—	$—

Personal use of office space(c)	2005		$—	$1,500	$—	$—	$—	$—

Personal use of charter aircraft(d)	2005		$—	$7,500	$—	$—	$—	$—

(a)	The value of personal use of club memberships was determined by multiplying monthly dues by a fraction equal to actual personal expenses divided by total expenses. All employees reimbursed us for their personal expenses.

(b)	Personal use of a company car is based on the lease value method published by the Internal Revenue Service for fringe benefits.

(c)	Includes personal use of office space by Mr. Oldham’s wife for charitable, civic and personal activities. The value is determined by multiplying the number of square feet in the office by the cost per square foot paid by Parallel under its lease agreement covering its executive offices.

(d)	Includes air travel costs associated with Mr. Oldham’s wife accompanying him on business trips. The amount shown is equal to what the cost would have been for non-refundable roundtrip commercial airfare.

(3)	These amounts include insurance premiums for nondiscriminatory group life, medical, disability, long-term care and dental insurance as follows: $22,990 for 2005; $21,088 for 2004; and $19,697 for 2003.

(4)	This amount represents Parallel’s 2005 contribution to Mr. Oldham’s individual retirement account maintained under Parallel’s 401(k) plan. The amounts shown under this column for 2004 and 2003 represent Parallel’s contributions to Mr. Oldham’s individual retirement account maintained under Parallel’s 408(k) simplified employee pension plan/individual retirement account.

(5)	This amount includes insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $18,522 for 2005; $17,560 for 2004; and $16,964 for 2003.

(6)	This amount represents Parallel’s 2005 contribution to Mr. Tiffin’s individual retirement account maintained under Parallel’s 401(k) plan. The amounts shown under this column for 2004 and 2003 represent Parallel’s contributions to Mr. Tiffin’s individual retirement account maintained under Parallel’s 408(k) simplified employee pension plan/individual retirement account.

(7)	This amount includes insurance premiums for nondiscriminatory group life, medical, disability, long-term care and dental insurance as follows: $17,173 for 2005; $18,198 for 2004; and $16,470 for 2003.

(8)	This amount represents Parallel’s 2005 contribution to Mr. Bayley’s individual retirement account maintained under Parallel’s 401(k) plan. The amounts shown under this column for 2004 and 2003 represent Parallel’s contributions to Mr. Bayley’s individual retirement account maintained under Parallel’s 408(k) simplified employee pension plan/individual retirement account.

(9)	This amount includes insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $17,831 for 2005; $16,578 for 2004; and $15,763 for 2003.

(10)	This amount represents Parallel’s 2005 contribution to Mr. Rutherford’s individual retirement account maintained under the 401(k) plan. The amounts shown under this column for 2004 and 2003 represent Parallel’s contributions to Mr. Rutherford’s individual retirement account maintained under Parallel’s 408(k) simplified employee pension plan/individual retirement account..

(11)	This amount includes insurance premiums for nondiscriminatory group life, medical, disability, long-term care and dental insurance as follows: $19,681 for 2005; and $17,576 for 2004.

(12)	This amount represents Parallel’s 2005 contribution to Mr. Foster’s individual retirement account maintained under Parallel’s 401(k) plan. The amount shown under this column for 2004 represents Parallel’s contribution to Mr. Foster’s individual retirement account maintained under Parallel’s 408(k) simplified employee pension plan/individual retirement account.
Stock Options
     We use stock options as part of the overall compensation of directors, officers and employees. However, we did not grant any stock options in 2005 to any of the executive officers named in the Summary Compensation Table. Summary descriptions of our stock option plans are included in this Proxy Statement, beginning on page 29, so you can review the types of options we have granted in the past and the significant features of our stock options.
     In the table below, we show certain information about the exercise of stock options in 2005 and the value of unexercised stock options held by the named executive officers at December 31, 2005.
Aggregated Option/SAR Exercises in
Las Fiscal Year and Fiscal Year-End Option/SAR Values

					Value of
	Shares		Number of Securities Underlying		Unexercised
	Acquired	Value	Unexercised Options at Fiscal		in-the-Money Options
	on	Realized	Year-End (#)		at Fiscal Year-End ($)(2)
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas R. Cambridge	0	0	300,000	0	3,926,000	0

Larry C. Oldham	309,000	4,409,320	46,000	45,000	616,860	541,800

Eric A. Bayley	40,000	449,480	125,000	0	1,539,500	0

John S. Rutherford	65,000	581,630	93,750	0	1,131,688	0

Donald E. Tiffin	50,000	766,500	0	0	0	0

Steven D. Foster	35,000	440,150	0	0	0	0

(1)	The value realized is equal to the fair market value of a share of common stock on the date of exercise, less the exercise price of the stock options exercised.

(2)	The value of unexercised in-the-money options is equal to the fair market value of a share of common stock at fiscal year-end ($17.01 per share), based on the last sale price of Parallel’s common stock, less the exercise price.

Change of Control Arrangements
     Stock Option Plans
     Our outstanding stock options and stock option plans contain change of control provisions which are applicable to Parallel’s outstanding stock options, including the options held by our officers and Directors. For purposes of our options, a change of control occurs if:
•	Parallel is not the surviving entity in a merger or consolidation;

•	Parallel sells, leases or exchanges all or substantially all of its assets;

•	Parallel is to be dissolved and liquidated;

•	any person or group acquires beneficial ownership of more than 50% of Parallel’s common stock; or

•	in connection with a contested election of directors, the persons who were Directors of Parallel before the election cease to constitute a majority of the Board of Directors.
     If a change of control occurs, the Compensation Committee of the Board of Directors can:
•	accelerate the time at which options may be exercised;

•	require optionees to surrender some or all of their options and pay to each optionee the change of control value;

•	make adjustments to the options to reflect the change of control; or

•	permit the holder of the option to purchase, instead of the shares of common stock as to which the option is then exercisable, the number and class of shares of stock or other securities or property which the optionee would acquire under the terms of the merger, consolidation or sale of assets and dissolution if, immediately before the merger, consolidation or sale of assets or dissolution, the optionee had been the holder of record of the shares of common stock as to which the option is then exercisable.
     The change of control value is an amount equal to, whichever is applicable:
•	the per share price offered to Parallel’s stockholders in a merger, consolidation, sale of assets or dissolution transaction;

•	the price per share offered to Parallel’s stockholders in a tender offer or exchange offer where a change of control takes place; or

•	if a change of control occurs, other than from a tender or exchange offer, the fair market value per share of the shares into which the options being surrendered are exercisable, as determined by the Compensation Committee.

Incentive and Retention Plan
     On September 22, 2004, the Compensation Committee of the Board of Directors approved and adopted an incentive and retention plan for Parallel’s officers and employees. On September 24, 2004, the Board of Directors adopted the plan upon recommendation by the Compensation Committee.
     The purpose of the plan is to advance the interests of Parallel and its stockholders by providing officers and employees with incentive bonus compensation which is linked to a corporate transaction. As defined in the plan, a corporate transaction means:
•	an acquisition of Parallel by way of purchase, merger, consolidation, reorganization or other business combination, whether by way of tender offer or negotiated transaction, as a result of which Parallel’s outstanding securities are exchanged or converted into cash, property and/or securities not issued by Parallel;

•	a sale, lease, exchange or other disposition by Parallel of all or substantially all of its assets;

•	the stockholders of Parallel approving a plan or proposal for the liquidation or dissolution of Parallel; or

•	any combination of any of the foregoing.
     The plan also recognizes the possibility of a proposed or threatened transaction and the need to be able to rely upon officers and employees continuing their employment, and that Parallel be able to receive and rely upon their advice as to the best interests of Parallel and its stockholders without concern that they might be distracted by the personal uncertainties and risks created by any such transaction. In this regard, the plan also provides for a retention payment upon the occurrence of a change of control, as defined below.
     All members of Parallel’s “executive group” are participants in the plan. For purposes of the plan, the “executive group” includes all executive officers of Parallel and any other officer employee of Parallel selected by the Compensation Committee in its sole discretion. In addition, the Committee may designate other non-officer employees of Parallel as participants in the plan who will also be eligible to receive a performance bonus upon the occurrence of a corporate transaction or a retention payment upon the occurrence of a change of control.
     Generally, the plan provides for:
•	the payment of a one-time performance bonus to eligible officers and employees upon the occurrence of a corporate transaction; or

•	a one time retention payment upon a change of control of Parallel. A change of control is generally defined as the acquisition of beneficial ownership of 60% or more of the voting power of Parallel’s outstanding voting securities by any person or group of persons, or a change in the composition of the Board of Directors of Parallel such that the individuals who, at the effective date of the plan, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.
     On August 23, 2005, the Compensation Committee of the Board of Directors approved and adopted amendments to the incentive and retention plan and, on that same date, the Board of Directors approved the amendments upon recommendation by the Compensation Committee. Generally, the plan was amended to provide for 400,000 “additional base shares” with an associated “additional base price” of $8.62 per share
     The amount of any payment under the incentive and retention plan depends on future prices of Parallel’s common stock and, consequently, is undeterminable until a triggering event occurs. In the case of a corporate transaction, the total cash obligation for performance bonuses is equal to the sum of (a) the per share price received by all stockholders minus a base price of $3.73 per share, multiplied by 1,080,362 shares, plus (b) the per share price received by all stockholders minus an “additional base price” of $8.62 per share, multiplied by 400,000 “additional base shares”. As an example, if the stockholders of Parallel received the December 31, 2005 per share price of $17.01 in a merger, tender offer or other corporate transaction, the total amount of cash bonuses payable to all plan participants would be [($17.01 — $3.73) x 1,080,362], plus[($17.01 - $8.62) x 400,000], or $17,703,207. If a change of control occurs, the total amount of cash retention payments to all plan participants would be equal to the sum of (a) the per share closing price of Parallel’s common stock on the day immediately preceding the change of control, minus the base price of $3.73 per share, multiplied by 1,080,362, plus (b) the per share closing price of Parallel’s common stock on the day immediately preceding the change of control, minus an “additional base price” of $8.62 per share, multiplied by 400,000.
     If a corporate transaction or change of control occurs, the Compensation Committee will allocate for payment to each member of the executive group such portion of the total performance bonus or retention payment as the Compensation Committee determines in its sole discretion. After making these allocations, if any part of the total performance bonus or retention payment amount remains unallocated, the Compensation Committee may allocate any remaining portion of the performance bonus or retention payment among all other participants in the plan. After all allocations of the performance bonus have been made, each participant’s proportionate share of the performance bonus or retention payment will be paid in a cash lump sum.
     Our ultimate liability under the plan is not readily determinable because of the inability to predict the occurrence of a corporate transaction or change of control, or Parallel’s stock price on the future date of any such corporate transaction or change of control No liability will be recorded in our consolidated financial statements until such time as a corporate transaction or change of control becomes probable and the amount of the liability becomes determinable. The occurrence of a change of control or a corporate transaction could have a negative impact on our financial condition and results of operations, depending upon the price of our common stock at the time of a change of control or corporate transaction.
     The plan is entirely unfunded and the plan makes no provision for segregating any of Parallel’s assets for payment of any amounts under the plan.
     A participant’s rights under the plan are not transferable.
     The plan is administered by the Compensation Committee of the Board of Directors of Parallel. The Compensation Committee has the power, in its sole discretion, to take such actions as may be necessary to carry out the provisions and purposes of the plan. The Compensation Committee has the authority to control and manage the operation and administration of the plan and has the power to:
•	designate the officers and employees of Parallel and its subsidiaries who participate in the plan, in addition to the “executive group”;

•	maintain records and data necessary for proper administration of the plan;

•	adopt rules of procedure and regulations necessary for the proper and efficient administration of the plan;

•	enforce the terms of the plan and the rules and regulations it adopts;

•	employ agents, attorneys, accountants or other persons; and

•	perform any other acts necessary or appropriate for the proper management and administration of the plan.
     The plan automatically terminates and expires on the date participants receive a performance bonus or retention payment.
Compensation of Directors – 2005
     Stock
     Effective July 1, 2004, we began paying an annual retainer fee to each non-employee Director in the form of shares of our common stock. Under the 2004 Non-Employee Director Stock Grant Plan, which is described below in more detail, each non-employee Director is entitled to receive an annual retainer fee in the form of shares of common stock having a value of $25,000. The shares of stock are automatically granted on the first day of July in each year. The actual number of shares received is determined by dividing $25,000 by the average daily closing price of the common stock on the Nasdaq Stock Market for the ten consecutive trading days commencing fifteen trading days before the first day of July of each year. On July 1, 2005, and in accordance with the terms of the plan, we issued a total of 11,596 shares of common stock to four non-employee Directors as follows: Jeffrey G. Shrader – 2,899 shares; Dewayne E. Chitwood – 2,899 shares; Martin B. Oring – 2,899 shares; and Ray M. Poage – 2,899 shares.
     Cash
     Following stockholder approval of the 2004 Non-Employee Director Stock Grant Plan in June 2004, we reduced by one-half the per meeting and annual cash fees we had been paying to our non-employee Directors. We now pay each non-employee Director a cash fee of $750 for attendance at each meeting of the Board of Directors and each non-employee Director who is a member of a Board committee also receives:
•	$375 per meeting for service on the Compensation Committee, with the Chairman of the Compensation Committee being entitled to receive an additional fee of $2,500 per year;

•	$375 per meeting for service on the Audit Committee, with the Chairman of the Audit Committee being entitled to receive an additional fee of $5,000 per year and each other Audit Committee member receiving $2,500 per year;

•	$375 per meeting for service on the Corporate Governance and Nominating Committee, with the Chairman of the Corporate Governance and Nominating Committee being entitled to receive an additional fee of $2,500 per year; and

•	$375 per meeting for service on the Hedging and Acquisitions Committee, with the Chairman of the Hedging and Acquisitions Committee being entitled to receive an additional fee of $2,500 per year.
     The cash fees paid to our non-employee Directors for their services in 2005 are as follows: Mr. Chitwood received $23,125; Mr. Shrader — $23,750; Mr. Poage — $27,500; and Mr. Oring - $26,875.
     Stock Options
     Directors who are not employees of Parallel are eligible to participate in Parallel’s 1997 Non-employee Directors Stock Option Plan and the 2001 Non-employee Directors Stock Option Plan. On August 23, 2005, Dewayne E. Chitwood and Ray M. Poage were each granted an option to purchase 50,000 shares of common stock under the 1997 Plan; Jeffrey G. Shrader was granted an option to purchase 50,000 shares of common stock under the 2001 Plan; and Martin B. Oring was granted an option to purchase 25,000 shares under the 1997 Plan and an option to purchase 25,000 shares under the 2001 Plan. All of the options have an exercise price of $12.27, the fair market value of the common stock on the date of grant. The options are exercisable in five equal annual installments commencing on August 23, 2006. The options expire ten years from the grant date. The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock.
     In the following table, we show certain information about the stock options granted to the named Directors during 2005.
Option/SAR Grants in Last Fiscal Year

				Potential Realizable
	Individual Grants			Value at Assumed
	Number of			Annual Rates of
	Securities			Stock Price
	Underlying	Exercise or		Appreciation for
	Options/SARS	Base Price	Expiration	Option Term(1)
Name	Granted (#)	($/Sh)	Date	5%($)	10%($)
Dewayne E. Chitwood	50,000	12.27	August 23, 2015	386,505	975,465

Martin B. Oring	50,000	12.27	August 23, 2015	386,505	975,465

Ray M. Poage	50,000	12.27	August 23, 2015	386,505	975,465

Jeffrey G. Shrader	50,000	12.27	August 23, 2015	386,505	975,465

(1)	These amounts are calculated based on the indicated annual rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. There is no assurance that the amounts reflected in this table will be achieved.

     In the table below, we show certain information about the exercise of stock options in 2005 and the value of unexercised stock options held by the named Directors at December 31, 2005.
Aggregated Option/SAR Exercises in
Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		in-the Money Options at
	on	Realized	Options at Fiscal Year-End (#)		Fiscal Year-End ($)(2)
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Dewayne E. Chitwood	0	0	100,000	50,000	1,322,250	237,000

Martin B. Oring	0	0	100,000	50,000	1,321,650	237,000

Ray M. Poage	0	0	50,000	50,000	720,000	237,000

Jeffrey G. Shrader	0	0	100,000	50,000	1,321,650	237,000

(1)	The value realized is equal to the fair market value of a share of common stock on the date of exercise, less the exercise price of the stock options exercised.

(2)	The value of unexercised in-the-money options is equal to the fair market value of a share of common stock at fiscal year-end ($17.01 per share), based on the last sale price of Parallel’s common stock, less the exercise price.
     Other
     All Directors are reimbursed for expenses incurred in connection with attending meetings.
     Parallel provides liability insurance for its directors and officers. The cost of this coverage for 2005 was approximately $251,000.
     We do not offer non-employee Directors travel accident insurance, life insurance or a pension or retirement plan.
Equity Compensation Plans
     At December 31, 2005, a total of 1,754,070 shares of common stock were authorized for issuance under our equity compensation plans. In the table below, we describe certain information about these shares and the equity compensation plans which provide for their authorization and issuance. You can find additional information about our stock grant and stock option plans beginning on the next page.

Equity Compensation Plan Information

	(a)	(b)	(c)
			Number of securities
			remaining available
			for future issuance
	Number of securities to		under equity
	be issued upon	Weighted-average	compensation plans
	exercise of outstanding	exercise price of	(excluding securities
	options, warrants and	outstanding options,	reflected in column
Plan category	rights	warrants and rights	(a))
Equity compensation plans approved by security holders(1)	1,216,346	$5.29	101,016
Equity compensation plans not approved by security holders	436,708 (2)	$4.08	0
Total	1,653,054	$4.97	101,016

(1)	Includes the following plans: 2004 Non-Employee Director Stock Grant Plan; 1992 Stock Option Plan; 1997 Non-employee Directors Stock Option Plan; 1998 Stock Option Plan; and 2001 Non-employee Directors Stock Option Plan.

(2)	These shares include an aggregate of 200,000 shares of common stock underlying stock options granted in June 2001 to non-officer employees pursuant to Parallel’s Employee Stock Option Plan. The Employee Stock Option Plan is the only equity compensation plan in effect that was adopted without approval of our stockholders. Directors and officers of Parallel are not eligible to participate in this plan. A description of the material features of this plan can be found under the caption “Employee Stock Option Plan” on page 32. The total number of shares shown also includes 136,708 shares of common stock underlying a stock purchase warrant we issued to an investment banking firm in November 2001 and 100,000 shares of common stock underlying a stock purchase warrant we issued to the same investment banking firm in December 2003. These warrants were issued under financial advisory services agreements with the investment banking firm, and not under employee or director compensation plans. The warrants issued in November 2001 are exercisable, in whole or in part, at an exercise price equal to $2.84 per share and are exercisable at any time during the four-year period commencing on November 20, 2002. The warrants issued in December 2003 are exercisable, in whole or in part, at an exercise price equal to $3.98 per share and are exercisable at any time during the four-year period commencing on December 23, 2004. All of the warrants contain customary provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the warrants if any one or more of certain specified events occur. The warrants also grant to the holder certain registration rights for the securities issuable upon exercise of the warrants.
2004 Non-Employee Director Stock Grant Plan
     On April 29, 2004, upon recommendation of the Board’s Compensation Committee, our Directors approved the 2004 Non-Employee Director Stock Grant Plan. The plan was later approved by the stockholders at our June 2004 annual meeting. Directors of Parallel who are not employees of Parallel or any of its subsidiaries are eligible to participate in the plan. Under this plan, each non-employee Director is entitled to receive an annual retainer fee consisting of shares of common stock that will be automatically granted on the first day of July in each year. The actual number of shares received is determined by dividing $25,000 by the average daily closing price of the common stock on The Nasdaq Stock Market for the ten consecutive trading days commencing fifteen trading days before the first day of July of each year. Historically, Directors’ fees had been paid solely in cash. However, in accordance with this Plan and following approval by our stockholders, we commenced paying an annual retainer fee in July 2004 to each non-employee Director in the form of common stock having a value of $25,000.
     The plan is administered by the Compensation Committee. Although the Compensation Committee has authority to adopt such rules and regulations for carrying out the plan as it may deem proper and in the best interests of Parallel, the Committee’s administrative functions are largely ministerial in view of the plan’s explicit provisions described below, including those related to eligibility and predetermination of the timing, pricing and amount of grants. The interpretation by the Compensation Committee of any provision of the plan is final.
     The total number of shares of common stock initially available for grant under the plan was 116,000 shares, subject to adjustment as described below. If there is a change in the common stock by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise, the aggregate number of shares available under the plan will be appropriately adjusted in order to avoid dilution or enlargement of the rights intended to be made available under the plan.
     The Board may suspend, terminate or amend the plan at any time or from time to time in any manner that the Board may deem appropriate; provided that, without approval of the stockholders, no revision or amendment shall change the eligibility of Directors to receive stock grants, the number of shares of common stock subject to any grants or the plan itself, or materially increase the benefits accruing to participants under the plan, and plan provisions relating to the amount, price and timing of grants of stock may not be amended.
     Shares acquired under the plan are non-assignable and non-transferable other than by will or the laws of descent and distribution and may not be sold, pledged, hypothecated, assigned or transferred until the non-employee Director holding such stock ceases to be a Director, except that the Compensation Committee may permit a transfer of stock subject to the condition that the Compensation Committee receive evidence satisfactory to it that the transfer is being made for essentially estate and/or tax planning purposes or a gratuitous or donative purpose and without consideration.
     The Plan will remain in effect until terminated by the Board, although no additional shares of common stock may be issued after the 116,000 shares subject to the Plan have been issued.
     At May 1, 2006, 83,516 shares of common stock were available for issuance under this plan.
Stock Option Plans
     1992 Stock Option Plan
     In May 1992, our stockholders approved and adopted the 1992 Stock Option Plan. The 1992 Plan expired by its own terms on March 1, 2002, but remains effective only for purposes of outstanding options. The 1992 Plan provided for granting to key employees, including officers and Directors who were also key employees of Parallel, and Directors who were not employees, options to purchase up to an aggregate of 750,000 shares of common stock. Options granted under the 1992 Plan to employees are either incentive stock options or options which do not constitute incentive stock options. Options granted to non-employee Directors are not incentive stock options.

     The 1992 Plan is administered by the Board’s Compensation Committee, none of whom were eligible to participate in the 1992 Plan, except to receive a one-time option to purchase 25,000 shares at the time he or she became a Director. The Compensation Committee selected the employees who were granted options and established the number of shares issuable under each option and other terms and conditions approved by the Compensation Committee. The purchase price of common stock issued under each option is the fair market value of the common stock at the time of grant.
     The 1992 Plan provided for the granting of an option to purchase 25,000 shares of common stock to each individual who was a non-employee Director of Parallel on March 1, 1992 and to each individual who became a non-employee Director following March 1, 1992. Members of the Compensation Committee were not eligible to participate in the 1992 Plan other than to receive a nonqualified stock option to purchase 25,000 shares of common stock as described above.
     When the 1992 Plan expired on March 1, 2002, 65,000 shares of common stock remained authorized for issuance under the 1992 Plan. However, the 1992 Plan prohibited the grant of options after March 1, 2002. Consequently, no additional options are available for grant under the 1992 Plan.
     At May 1, 2006, options to purchase a total of 121,750 shares of common stock were outstanding under the 1992 Plan.
     1997 Non-employee Directors Stock Option Plan
     The 1997 Non-Employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in May 1997. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under the plan will not be incentive stock options within the meaning of the Internal Revenue Code.
     This plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the non-employee Directors who are to be granted options; to establish the number of shares which may be issued to non-employee Directors under each option; and to prescribe the terms and conditions of the options in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant date. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.
     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock, as established by the Compensation Committee.
     Options may not be granted under this plan after March 27, 2007. At May 1, 2006, options to purchase a total of 355,000 shares of common stock were outstanding under this plan.
     At May 1, 2006, options to purchase 17,500 shares of common stock were available for future grant under this plan.

     1998 Stock Option Plan
     In June 1998, our stockholders adopted the 1998 Stock Option Plan. The 1998 Plan provides for the granting of options to purchase up to 850,000 shares of common stock. Stock options granted under the 1998 Plan may be either incentive stock options or stock options which do not constitute incentive stock options.
     The 1998 Plan is administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee are not eligible to participate in the 1998 Plan. Only employees are eligible to receive options under the 1998 Plan. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.
     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash and common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.
     Options may not be granted under the 1998 Plan after March 11, 2008. At May 1, 2006, options to purchase a total of 218,500 shares of common stock were outstanding under this plan.
     At May 1, 2006, there were no shares of common stock available for future option grants under the 1998 Stock Option Plan.
     2001 Non-employee Directors Stock Option Plan
     The Parallel Petroleum 2001 Non-employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in June 2001. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under the plan will not be incentive stock options within the meaning of the Internal Revenue Code.
     This plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the non-employee Directors who are to be granted options; to establish the number of shares which may be issued to non-employee Directors under each option; and to prescribe such terms and conditions as the Committee prescribes from time to time in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant date. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.
     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock, as established by the Compensation Committee.
     Options may not be granted under this plan after May 2, 2011. At May 1, 2006, options to purchase 450,000 shares of common stock were outstanding under this plan.

     At May 1, 2006, no shares of common stock were available for future option grants under this plan.
     Employee Stock Option Plan
     In June 2001, our Board of Directors adopted the Parallel Petroleum Employee Stock Option Plan. This plan authorized the grant of options to purchase up to 200,000 shares of common stock, or less than 1.00% of our outstanding shares of common stock. Directors and officers are not eligible to receive options under this plan. Only employees are eligible to receive options. Stock options granted under this plan are not incentive stock options.
     This plan was implemented in June 2001 without stockholder approval.
     The Employee Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.
     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash and common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under this plan are not transferable other than by will or the laws of descent and distribution.
     The Employee Stock Option Plan will expire on June 20, 2011. At May 1, 2006, options to purchase 200,000 shares of common stock were outstanding under this plan.
     At May 1, 2006, there were no shares of common stock available for future option grants under the Employee Stock Option Plan.
Retirement Plans
     Section 408(k) Retirement Plan
     Until December 31, 2004, Parallel maintained under Section 408(k) of the Internal Revenue Code a combination simplified employee pension and individual retirement account plan for eligible employees. Generally, eligible employees included all employees who were at least twenty-one years of age.
     Effective January 1, 2005, the 408(k) plan was terminated and replaced with a new retirement plan under Section 401(k) of the Internal Revenue Code, as described below.
     Contributions to employee SEP accounts were made at the discretion of Parallel, as authorized by the Compensation Committee of the Board of Directors. Although the percentage of contributions were permitted to vary from time to time, the same percentage contribution was required to be made for all participating employees. Parallel was not required to make annual contributions to the SEP accounts. Under the prototype plan adopted by Parallel, all of the SEP contributions were required to be made to SEP/IRAs maintained with the sponsor of the plan, a national investment banking firm. All contributions to employees’ accounts vested immediately and became the property of each employee at the time of contribution, including employer contributions, income-deferral contributions and IRA contributions. Generally, earnings on contributions to an employee’s SEP/IRA account are not subject to federal income tax until withdrawn.
     In addition to receiving SEP contributions made by Parallel, employees were permitted to make individual annual IRA contributions of up to the maximum of $13,000 for the year 2004. Maximum total contributions by Parallel and Parallel’s employees could be no more than $41,000 for the year 2004. In addition to this annual salary deferral limit, employees reaching age 50 or older during a calendar year could elect to take advantage of a catch-up salary deferral contribution of up to $2,000 for the year 2004. Each employee is responsible for the investment of funds in his or her own SEP/IRA and can select investments offered through the sponsor of the plan.
     Distributions could be taken by employees at any time and must commence by April 1st following the year in which the employee attains age 70 1/2.
     Parallel made matching contributions to employee accounts in an amount equal to the contribution made by each employee, subject to a maximum of 6% of each employee’s salary during any calendar year. During 2004, Parallel contributed an aggregate of $132,618 to the accounts of 28 employee participants. Of this amount, $15,000 was allocated to Mr. Oldham’s account; $8,400 was allocated to Mr. Bayley’s account; $8,400 was allocated to Mr. Rutherford’s account; $13,560 to Mr. Tiffin’s account; and $8,760 to Mr. Foster’s account.
     Section 401(k) Retirement Plan
     Effective January 1, 2005, Parallel adopted a retirement plan qualifying under Section 401(k) of the Internal Revenue Code. This plan is designed to provide eligible employees with an opportunity to save for retirement on a tax-deferred basis. A third party acts as the plan’s administrator and is responsible for the day-to-day administration and operation of the plan. The plan is maintained on a yearly basis beginning on January 1 and ending on December 31 of each year.
     Each employee is eligible to participate in the plan as of the date of his or her employment. An employee may elect to have his or her compensation reduced by a specific percentage or dollar amount and have that amount contributed to the plan as a salary deferred contribution. A plan participant’s aggregate salary deferred contributions for a plan year may not exceed certain statutory dollar limits, which for 2005 was $14,000. In addition to the annual salary deferral limit, employees who reach age 50 or older during a calendar year can elect to take advantage of a catch-up salary deferral contribution which, for 2005 was $4,000. The amount deferred by a plan participant, and any earnings on that amount, are not subject to income tax until actually distributed to the participant.
     Each year, in addition to salary deferrals made by a participant, Parallel may contribute to the plan matching contributions and discretionary profit sharing contributions. Matching contributions, if made, will equal a uniform percentage of a participant’s salary deferrals. For 2005, the Compensation Committee established an annual profit sharing contribution of 3% and a matching contribution in an amount not to exceed 3% of a participant’s annual salary. Each participant will share in discretionary profit sharing contributions, if any, regardless of the amount of service completed by the participant during the applicable plan year.
     Each participant may direct the investment of his or her interest in the plan under established investment direction procedures setting forth the investment choices available to the participants. Each participant will be entitled to all of the participant’s account under the plan upon retirement after age 65.

     Each participant is at all times 100% vested in amounts attributed to the participant’s salary deferrals and to matching contributions and discretionary profit sharing contributions made by Parallel. The plan contains special provisions relating to disability and death benefits.
     Participants may borrow from their respective plan accounts, subject to the plan administrator’s determination that the participant submitting an application for a loan meets the rules and requirements set forth in the written loan program established by Parallel. Parallel has the right to amend the plan at any time. However, no amendment may authorize or permit any part of the plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries.
     Parallel has made matching contributions to employee accounts in an amount equal to the contribution made by each employee, subject to a maximum of 6% of each employee’s salary during any calendar year. During 2005, Parallel contributed an aggregate of $168,195 to the accounts of 36 employee participants. Of this amount, $16,500 was allocated to Mr. Oldham’s account; $9,220 was allocated to Mr. Bayley’s account; $9,220 was allocated to Mr. Rutherford’s account; $14,500 to Mr. Tiffin’s account; and $9,272 to Mr. Foster’s account.
Non-Officer Severance Plan
     In January 2006, a Non-Officer Severance Plan was implemented for the purpose of providing our non-officer employees with an incentive to remain employed by us. This plan provides for a one-time severance payment to non-officer employees equal to one year of their then current base salary upon the occurrence of a change of control within the meaning of the plan. Based on the aggregate non-officer base salaries in effect as of December 31, 2005, if a change of control had occurred at December 31, 2005, the total severance amount payable under the plan would have been approximately $2.5 million.
Certain Relationships and Related Transactions
     Mr. Chitwood, a Director of Parallel, has been the Chief Executive Officer of Wes-Tex Drilling Company, L.P. since January 30, 2001. He was appointed to Parallel’s Board on December 19, 2000 to fill a vacancy created by the death of a former director of Parallel. The former director was also the sole owner of Wes-Tex Drilling Company, L.P. In 1994, the predecessor of Wes-Tex Drilling Company, L.P. acquired an undivided working interest from Parallel in an oil and gas prospect located in Howard County, Texas. Since then, Wes-Tex has participated with us and other interest owners in the drilling and development of this prospect. Wes-Tex has participated in these operations under standard form operating agreements on the same or similar terms afforded by Parallel to nonaffiliated third parties. We invoice all working interest owners, including Wes-Tex, on a monthly basis, without interest, for their pro rata share of lease acquisition, drilling and operating expenses. During 2005, we billed Wes-Tex $3,906 for its proportionate share of lease operating expenses incurred on properties we operate and Wes-Tex paid us $6,999 for these drilling and development expenses, which included $3,099 attributable to expenses billed to Wes-Tex in 2004. The largest amount owed to us by Wes-Tex at any one time during 2005 for its share of lease operating expenses was $3,906. At December 31, 2005, no amounts were owed by Wes-Tex to us for these expenses. During 2005, we disbursed $7,672 to Wes-Tex in payment of revenues attributable to Wes-Tex’s pro rata share of the proceeds from sales of oil and gas produced from properties in which Wes-Tex and Parallel owned interests. Also, in 2005 we disbursed approximately $140,000 to Wes-Tex in payment of its pro rata share of the net proceeds from the sale of the Howard County, Texas oil and gas properties in which Wes-Tex owned a working interest. Mr. Chitwood is not an owner of Wes-Tex and has no interest in these transactions other than in his capacity as an officer of Wes-Tex.

     During 2005, Cambridge Production, Inc., a corporation owned by Mr. Cambridge, served as operator of two wells on oil and gas leases in which we acquired a working interest in 1984. Generally, the operator of a well is responsible for the day to day operations on the lease, overseeing production, employing field personnel, maintaining production and other records, determining the location and timing of drilling of wells, administering gas contracts, joint interest billings, revenue distribution, making various regulatory filings, reporting to working interest owners and other matters. During 2005, Cambridge Production billed us $19,610 for our pro rata share of lease operating expenses and drilling and workover expenses. The largest amount we owed Cambridge Production at any one time during 2005 was $3,915. At December 31, 2005, no amounts were owed by us to Cambridge Production for these expenses. Our pro rata share of oil and gas sales during 2005 from the wells operated by Cambridge Production was $160,982. Cambridge Production’s billings to Parallel are made monthly on the same basis as all other working interest owners in the wells.
     Cambridge Partnership, Ltd., a limited partnership controlled by Mr. Cambridge, acquired an undivided working interest in 1999 from Parallel in an oil and gas prospect located in south Texas. The interest was acquired on the same terms as all other unaffiliated working interest owners. Since then, Cambridge Partnership, Ltd. has participated with us in the drilling and development of this prospect. Cambridge Partnership, Ltd. has participated in these operations under standard form operating agreements on the same or similar terms afford by Parallel to nonaffiliated third parties. Although Parallel is not the operator of this project, we invoice Cambridge Partnership, Ltd., on a monthly basis, without interest, for its pro rata share of operating expenses. During 2005, we billed Cambridge Partnership, Ltd. $1,984 for its proportionate share of lease operating expenses incurred on properties we administer and Cambridge Partnership, Ltd. paid us $2,690 for these drilling and development expenses, which included $850 attributable to expenses billed to Cambridge Partnership, Ltd. in 2004. The largest amount owed to us by Cambridge Partnership, Ltd. at any one time during 2005 for its share of lease operating expenses was $319. At December 31, 2005, Cambridge Partnership, Ltd. owed us $144 for these expenses. During 2005, we disbursed $6,220 to Cambridge Partnership, Ltd. in payment of revenues attributable to its pro rata share of the proceeds from sales of oil and gas produced from properties in which Cambridge Partnership, Ltd. and Parallel owned interests.
     Cambridge Production, Inc. maintains an office in Amarillo, Texas from which Mr. Cambridge performs his duties and services as Chairman of the Board and as geological consultant to Parallel. We reimburse Cambridge Production, Inc. $3,000 per month for office and administrative expenses incurred on behalf of Parallel. During 2005 we reimbursed Cambridge Production, Inc. a total of $36,000.
     In December 2001, and prior to this employment with Parallel, Donald E. Tiffin, our Chief Operating Officer, received from an unaffiliated third party a 3% working interest in our Diamond M Project in Scurry County, Texas for services rendered in connection with assembling the project. In August, 2002, shortly after his employment with Parallel, and due to the personal financial exposure in the Diamond M Project and to prevent the interest from being acquired by a third party, Mr. Tiffin assigned two-thirds of his ownership interest in the project to Parallel at no cost, leaving him with a 1% working interest. Parallel acquired its initial interest in the Diamond M Project from the same third party in December 2001, but did not become operator of the project until March 1, 2003. As with other nonaffiliated interest owners, we invoice Mr. Tiffin on a monthly basis, without interest, for his share of drilling, development and lease operating expenses. During 2005, we billed Mr. Tiffin a total of $80,825 for his proportionate share of capital expenditures and lease operating expenses, and Mr. Tiffin paid us $71,982 for these drilling and development expenses, which included $2,759 attributable to expenses billed to Mr. Tiffin in 2004. During 2005, we disbursed to Mr. Tiffin $54,841 in oil and gas revenues related to his interest in this project. The largest aggregate amount outstanding and owed to us by Mr. Tiffin at any one time during 2005 was $18,804. At December 31, 2005, Mr. Tiffin owed us approximately $11,603.

     We believe the transactions described above were made on terms no less favorable than if we had entered into the transactions with an unrelated party. We also had relationships established with Cambridge Production, Inc. and Wes-Tex (or their predecessor entities) prior to the time the related director became a director of Parallel.
PROPOSAL #2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee, subject to ratification by the stockholders at the Annual Meeting, has reappointed the firm of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2006. In making this appointment, the Audit Committee considered the fact that BDO Seidman has not provided any non-audit services. If the stockholders do not ratify this appointment, the Audit Committee may consider other independent public accountants or continue the appointment of BDO Seidman, LLP. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board believes it is important to allow the stockholders to vote on this proposal.
     Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting of Stockholders and will be afforded an opportunity to make a statement at the Annual Meeting if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.
     Stockholders are requested to vote FOR the ratification of the reappointment of BDO Seidman, LLP as Parallel’s independent auditors for the fiscal year ending December 31, 2006.
OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matter properly comes before the Annual Meeting, the persons appointed by the proxy intend to vote such proxy in accordance with their best judgment.
     Stockholders may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission upon written request to the Manager of Investor Relations, Parallel Petroleum Corporation, 1004 N. Big Spring, Suite 400, Midland, Texas 79701.
STOCKHOLDER PROPOSALS
     Stockholders desiring to submit proposals under SEC Rule 14a-8 for inclusion in our proxy statement and form of proxy for the 2007 annual meeting must submit proposals to us at our principal executive office on or before January 17, 2007 and must satisfy the conditions established by the SEC for such proposals.
     Proposals that stockholders wish to present at the 2007 annual meeting (but not included in the related proxy statement) must be received by Parallel within the time periods established by our bylaws, and must satisfy the other conditions for such proposals set forth in our bylaws. These requirements are separate and apart from and in addition to the requirements of the SEC that a stockholder must meet to have a stockholder proposal included in our proxy statement under SEC Rule 14a-8. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the 2007 annual meeting is given, notices of matters to be submitted at the annual meeting, including nominations for Directors, must be received not later than 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure was made. If we do not timely receive notice of a matter to be brought before the meeting, such matter may be excluded from consideration at the meeting. Stockholders are advised to review our bylaws which contain these advance notice requirements.
     Proposals should be sent to:
Secretary of Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
     The use of certified mail, return receipt requested, is suggested.

Proxy - Parallel Petroleum Corporation

Annual Meeting of Stockholders — June 21, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Thomas R. Cambridge and Larry C. Oldham, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PARALLEL PETROLEUM CORPORATION of record in the name of the undersigned at the close of business on May 5, 2006, which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated May 17, 2006, receipt of which is acknowledged.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
(Please See Reverse Side)

Parallel Petroleum Corporation
[Name and address of shareholder]

Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A   Proposal for the Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 — Thomas R. Cambridge	☐	☐	04 – Martin B. Oring	☐	☐

02 — Dewayne E. Chitwood	☐	☐	05 – Ray M. Poage	☐	☐

03 — Larry C. Oldham	☐	☐	06 — Jeffrey G. Shrader	☐	☐
B   Other Proposals
The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	APPROVAL OF SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.
C   Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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